JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2012 NET INCOME OF
$5.7 BILLION, OR $1.39 PER SHARE, ON REVENUE1 OF $24.4 BILLION

THIRD CONSECUTIVE YEAR OF RECORD NET INCOME AND 15% RETURN ON TANGIBLE COMMON EQUITY1

FULL-YEAR 2012 RECORD NET INCOME OF $21.3 BILLION,
OR RECORD $5.20 PER SHARE, ON REVENUE1 OF $99.9 BILLION

JPMORGAN CHASE ANNOUNCES COMPLETION OF BOARD REVIEW OF CIO AND MANAGEMENT TASK FORCE REPORT

•	Strong performance across our businesses[2]: strong lending in Commercial Banking, Business Banking, Mortgage Banking and Asset Management

▪	Consumer & Business Banking average deposits up 10%; Business Banking loan growth for the ninth consecutive quarter to a record $18.9 billion, up 7%

▪	Mortgage Banking reported strong production revenue; originations of $51.2 billion, up 33%

▪	Credit Card sales volume[1] up 9%

▪	Corporate & Investment Bank reported record debt underwriting fees and maintained #1 ranking for Global Investment Banking fees; record assets under custody of $18.8 trillion, up 12%

▪	Commercial Banking reported record revenue; loan growth for the tenth consecutive quarter to a record $128.2 billion, up 14%

▪	Asset Management reported record revenue; fifteenth consecutive quarter of positive net long-term client flows; record loan balances of $80.2 billion

•	JPMorgan Chase supported consumers, businesses and our communities in 2012[2]

▪	Over $1.8 trillion of capital raised and credit[1] provided

–	$275 billion for consumers; originated more than 920,000 mortgages

–	$20 billion for U.S. small businesses, up 18%

–	$520 billion for corporations

–	$915 billion of capital raised for clients

–	$85 billion of capital raised and credit[1] for nearly 1,500 nonprofit and government entities, including states, municipalities, hospitals and universities

▪	Hired nearly 5,000 U.S. veterans and service members since the beginning of 2011

•	Fourth-quarter results included the following significant items

▪	$900 million pretax expense ($0.14 per share after-tax reduction in earnings) for mortgage-related matters in Mortgage Banking, predominantly the Independent Foreclosure Review settlement

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1] For notes on non-GAAP measures, including managed basis reporting, see page 14. For additional notes on financial measures, see page 15.
[2] Percentage comparisons noted in the bullet points are calculated versus prior year fourth quarter.
[3] Includes the estimated impact of final Basel 2.5 rules and the Basel III Advanced Notice of Proposed Rulemaking.

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▪	$567 million pretax loss ($0.09 per share after-tax reduction in earnings) from debit valuation adjustments (“DVA”) in the Corporate & Investment Bank

▪	$620 million after-tax benefit ($0.16 per share after-tax increase in earnings) from tax adjustments in Corporate

▪	$700 million pretax benefit ($0.11 per share after-tax increase in earnings) from reduced mortgage loan loss reserves in Real Estate Portfolios

•	Fortress balance sheet strengthened

▪	Basel I Tier 1 common[1] of $140 billion, or 11.0%, up from 10.4% in the prior quarter

▪	Estimated Basel III Tier 1 common[1] of 8.7%[3], up from 8.4% in the prior quarter

▪	Loan loss reserves of $21.9 billion; Global Liquidity Reserve of $491 billion
New York, January 16, 2013 - JPMorgan Chase & Co. (NYSE: JPM) today reported net income for the fourth-quarter of 2012 of $5.7 billion, compared with net income of $3.7 billion in the fourth quarter of 2011. Earnings per share were $1.39, compared with $0.90 in the fourth quarter of 2011. Revenue1 for the quarter was $24.4 billion, up 10% compared with the prior year. The Firm's return on tangible common equity1 for the fourth quarter of 2012 was 15%, compared with 11% in the prior year.
Net income for full-year 2012 was a record $21.3 billion, compared with $19.0 billion for the prior year. Earnings per share were a record $5.20 for 2012, compared with $4.48 for 2011. Revenue1 for 2012 was $99.9 billion, flat compared with 2011.
JPMorgan Chase & Co. also announced today that the Firm's Management Task Force and the independent Review Committee of the Firm's Board of Directors (the “Board Review Committee”) have each concluded their reviews relating to the 2012 losses by the Firm's Chief Investment Office (“CIO”) and have released their respective reports. Both reports are available on the Firm's website and are discussed at greater length in a Form 8-K filed with the SEC today.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the financial results: “For the third consecutive year, the Firm reported both record net income and a return on tangible common equity1 of 15%. The Firm's results reflected strong underlying performance across virtually all our businesses for the fourth quarter and the full year, with strong lending and deposit growth. We also maintained our leadership positions and continued to gain market share in key areas of our franchise. As we highlight upfront in this release, there were several significant items that affected our results this quarter, but they largely offset each other.”
Dimon added: “We continued to see favorable credit conditions across our wholesale loan portfolios and strong credit performance in our credit card portfolio, where charge-off rates remain at historic lows. The real estate portfolios, while at elevated levels of losses, continued to show improvement as the housing market and economy continued to recover. As a result, we reduced the related allowance for credit losses by $700 million in the fourth quarter and we are likely to continue to see reductions in the allowance as the environment improves.”
Commenting on the balance sheet, Dimon said: “We strengthened our fortress balance sheet, ending the fourth quarter with a strong Basel I Tier 1 common ratio1 of 11.0%, up from 10.4% in the third quarter. We estimate that our Basel III Tier 1 common ratio1 was approximately 8.7% 3 at the end of the fourth quarter, up from 8.4% in the third quarter.”

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Dimon added: “During the course of 2012, JPMorgan Chase was able to make more of an impact on our communities than ever before. The Firm provided credit1 and raised capital of over $1.8 trillion for our clients during the year. This included $20 billion for small businesses, up 18%. We also originated more than 920,000 mortgages; provided credit cards to about 6.7 million people; and raised capital and provided credit1 of approximately $85 billion for nearly 1,500 not-for-profit and government entities, including states, municipalities, hospitals and universities. As part of the 100,000 Jobs Mission, which JPMorgan Chase helped launch, since the beginning of 2011, the Firm has hired nearly 5,000 U.S. veterans and members of the National Guard and Reserve; and, through our nonprofit partners, we have provided 386 mortgage-free homes for deserving veterans and their families.”
“We are committed to doing our part to speed the recovery of the housing market. This includes working with struggling homeowners to modify their loans, or pursue other options to allow them to prevent foreclosure. Through these efforts, since 2009, we have offered more than 1.4 million mortgage modifications and completed 610,000 for both loans we own and those we service for others. With respect to Chase-owned mortgages, through modifications and short-sales, we have effectively forgiven more than $10 billion of principal and reduced borrowers' interest payments by approximately $2 billion. Our efforts are not only helping people, they are also helping set the stage for a recovery in America's housing market, which will ultimately reward our customers, shareholders and communities alike.”
Dimon concluded: “We are particularly proud that, through the turbulence of recent years, we never stopped serving clients and investing in the future of our franchise opening new offices and branches, adding bankers in key markets, innovating and gaining market share. The capital strength and earnings power of the Firm is as strong as it has ever been, and our 260,000 employees are doing more than ever to serve our customers and clients, and support our communities around the world. Challenges still exist, but as we look forward to 2013, we remain optimistic.”
In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 14. The following discussion compares the fourth quarters of 2012 and 2011 unless otherwise noted.
CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q12		4Q11
($ millions)	4Q12	3Q12	4Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$12,378	$12,738	$11,209	$(360)	(3)%	$1,169	10%
Provision for Credit Losses	1,091	1,862	1,839	(771)	(41)	(748)	(41)
Noninterest Expense	7,966	6,954	6,763	1,012	15	1,203	18
Net Income	$2,014	$2,366	$1,574	$(352)	(15)%	$440	28%
Discussion of Results:
Net income was $2.0 billion, compared with $1.6 billion in the prior year.

Net revenue was $12.4 billion, an increase of $1.2 billion, or 10%, compared with the prior year. Net interest income was $7.3 billion, down $220 million, or 3%, driven by lower deposit margins and lower loan balances due to portfolio runoff, largely offset by higher deposit balances. Noninterest revenue was $5.1 billion, an increase of $1.4 billion, or 37%, driven by higher mortgage fees and related income.

The provision for credit losses was $1.1 billion, compared with $1.8 billion in the prior year and $1.9 billion in the prior quarter. The current-quarter provision reflected a $700 million reduction in the allowance for loan losses and total net charge-offs of $1.8 billion. The prior-quarter provision reflected a $955 million reduction in the allowance for loan losses and total net charge-offs of $2.8 billion, including $880 million

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of incremental charge-offs reported in accordance with regulatory guidance for Chapter 7 loans. For more information, see the Consumer Credit Portfolio section of the Firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Noninterest expense was $8.0 billion, an increase of $1.2 billion from the prior year, driven by costs related to mortgage-related matters, including the impact of the Independent Foreclosure Review settlement and the write-off of intangible assets associated with a non-strategic relationship in Credit Card.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted; banking portal ranking is per compete.com, as of November 2012)

▪	Number of branches was 5,614, an increase of 106 from the prior year and 18 from the prior quarter.

▪	Number of active mobile customers was 12.4 million, an increase of 51% compared with the prior year and 7% compared with the prior quarter.

▪	Number of active online customers was 31.1 million, an increase of 5% compared with the prior year and 1% compared with the prior quarter; Chase.com is the #1 most visited banking portal in the U.S.

▪	#1 in American Customer Satisfaction Index (ACSI) survey for customer satisfaction in retail banking among large banks.

Consumer & Business Banking reported net income of $756 million, a decrease of $36 million, or 5%, compared with the prior year.

Net revenue was $4.3 billion, down 1% from the prior year. Net interest income was $2.6 billion, down 3% compared with the prior year, driven by the impact of lower deposit margin, largely offset by higher deposit balances. Noninterest revenue was $1.6 billion, an increase of 3%, driven by higher debit card revenue and investment sales revenue, partially offset by lower deposit-related fees.

The provision for credit losses and net charge-offs were both $110 million (2.36% net charge-off rate), compared with $132 million (3.02% net charge-off rate) in the prior year.

Noninterest expense was $2.9 billion, up 2% from the prior year, largely driven by new branch builds.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Average total deposits were $404.0 billion, up 10% from the prior year and 3% from the prior quarter; deposit growth rates were among the best in the industry (as of November 2012).

▪	Deposit margin was 2.44%, compared with 2.76% in the prior year and 2.56% in the prior quarter.

▪	Accounts totaled 28.1 million, up 5% from the prior year and 1% from the prior quarter.

▪	Chase Private Client locations totaled 1,218, an increase of 956 from the prior year and 258 from the prior quarter.

▪	Record end-of-period Business Banking loans of $18.9 billion, up 7% from the prior year and 2% from the prior quarter.

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▪
Average Business Banking loans were $18.5 billion, up 7% from the prior year and 1% from the prior quarter; originations were $1.5 billion, up 10% from the prior year and down 9% from the prior quarter; Chase continues to be the #1 SBA lender (in number of loans, as of November 2012).

▪	Branch sales of investment products were up 49% compared with the prior year and 11% compared with the prior quarter.

▪	Client investment assets, excluding deposits, were $158.5 billion, up 15% from the prior year and 2% from the prior quarter.

Mortgage Banking reported net income of $418 million, compared with a net loss of $269 million in the prior year.

Net revenue was $3.3 billion, an increase of $1.2 billion compared with the prior year. Net interest income was $1.2 billion, down $94 million. Noninterest revenue was $2.1 billion, an increase of $1.3 billion, driven by higher mortgage fees and related income.

The provision for credit losses reflected a benefit of $269 million2, compared with provision expense of $647 million in the prior year. The current quarter reflected a $700 million reduction in the allowance for loan losses.

Noninterest expense was $2.9 billion, an increase of $1.0 billion from the prior year. The current quarter included approximately $900 million of expense for mortgage-related matters, including approximately $700 million for the impact of the Independent Foreclosure Review settlement.

Mortgage Production reported pretax income of $789 million, an increase of $628 million from the prior year. Mortgage production-related revenue, excluding repurchase losses, was $1.6 billion, an increase of $543 million, or 51%, from the prior year. These results reflected wider margins, driven by favorable market conditions, and higher volumes due to historically low interest rates and the Home Affordable Refinance Programs (“HARP”). Production expense2 was $876 million, an increase of $358 million from the prior year, reflecting higher volumes and an expense for additional litigation reserves. Repurchase losses for the current quarter reflected a benefit of $53 million, compared with a loss of $390 million in the prior year and a loss of $13 million in the prior quarter. The current quarter reflected a $249 million reduction in the repurchase liability and lower realized repurchase losses compared with prior year and prior quarter, primarily driven by improved cure rates on Agency repurchase demands.

Mortgage Servicing reported a pretax loss of $913 million, compared with a pretax loss of $586 million in the prior year. Mortgage servicing revenue, including amortization, was $618 million, a decrease of $98 million, or 14%, from the prior year. Mortgage servicing rights (“MSR”) risk management income was $42 million, compared with a loss of $377 million in the prior year. Servicing expense was $1.6 billion, an increase of $648 million from the prior year. The current quarter included approximately $700 million of expense for the impact of the Independent Foreclosure Review settlement.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪
Mortgage loan originations were $51.2 billion, up 33% from the prior year and 8% from the prior quarter; Retail channel originations (branch and direct-to-consumer) were $26.4 billion, up 14% from the prior year and 4% from the prior quarter.

▪	Mortgage loan application volumes were $65.7 billion, up 25% from the prior year and down 10% from the prior quarter.

▪
Total third-party mortgage loans serviced were $859.4 billion, down 5% from the prior year and up 6% from the prior quarter, including the impact of a portfolio acquisition in the fourth quarter of 2012.

Real Estate Portfolios reported pretax income of $812 million, compared with a pretax loss of $18 million in the prior year. The increase was driven by a benefit from the provision for credit losses, reflecting the continued improvement in credit trends.

Net revenue was $965 million, a decrease of $95 million, or 9%, from the prior year. The decrease was driven by a decline in net interest income, resulting from lower loan balances due to portfolio runoff.

The provision for credit losses reflected a benefit of $283 million, compared with provision expense of $646 million in the prior year. The current-quarter provision reflected a $700 million reduction in the allowance for loan losses due to improved delinquency trends and lower estimated losses, primarily in the home equity portfolio. Net charge-offs totaled $417 million. Home equity net charge-offs were $257 million (1.49% net charge-off rate1), compared with $579 million (2.90% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $92 million (4.35% net charge-off rate1), compared with $143 million (5.74% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $66 million (0.63% net charge-off rate1), compared with $151 million (1.33% net charge-off rate1).

Nonaccrual loans were $7.9 billion, compared with $5.9 billion in the prior year and $8.1 billion in the prior quarter. The current-quarter and prior-quarter nonaccrual loans reflected the effect of regulatory guidance implemented in the third and first quarters of 2012 as a result of which the Firm began reporting Chapter 7 loans and performing junior liens that are subordinate to nonaccrual senior liens as nonaccrual loans. For more information, see the Consumer Credit Portfolio section of the Firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. Excluding the impact of the regulatory guidance noted above, nonaccrual loans would have been $4.9 billion in the fourth quarter, down from $5.9 billion in the prior year.

Noninterest expense was $436 million, up by $4 million from the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted. Average loans include PCI loans)

▪	Average home equity loans were $89.7 billion, down $12.3 billion.

▪	Average mortgage loans were $89.1 billion, down $9.1 billion.

▪	Allowance for loan losses was $10.6 billion, compared with $14.4 billion.

▪	Allowance for loan losses to ending loans retained, excluding PCI loans, was 4.14%, compared with 6.58%.

Card, Merchant Services & Auto net income was $840 million, a decrease of $211 million, or 20%, compared with the prior year. The decrease was driven by higher provision for credit losses and higher noninterest expense.

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Net revenue was $4.8 billion, flat compared with the prior year. Net interest income was $3.5 billion, down $45 million, or 1%, from the prior year. The decrease was driven by lower average credit card loan balances and narrower auto loan spreads. These decreases were offset by lower revenue reversals associated with lower net charge-offs in credit card and lower funding costs. Noninterest revenue was $1.3 billion, an increase of $39 million, or 3%, from the prior year. The increase was driven by higher net interchange and merchant servicing revenue, partially offset by higher amortization of loan origination costs.

The provision for credit losses was $1.3 billion, compared with $1.1 billion in the prior year and $1.2 billion in the prior quarter. The current-quarter provision reflected lower net charge-offs. The prior-year provision included a $500 million reduction in the allowance for loan losses. The Credit Card net charge-off rate1 was 3.50%, down from 4.29% in the prior year and 3.57% in the prior quarter; the 30+ day delinquency rate1 was 2.10%, down from 2.81% in the prior year and 2.15% in the prior quarter. The Auto net charge-off rate was 0.36%, down from 0.37% in the prior year and 0.74% in the prior quarter. The prior quarter included the impact of incremental charge-offs related to auto loans discharged under Chapter 7 bankruptcy.

Noninterest expense was $2.2 billion, an increase of $146 million, or 7%, from the prior year, driven by the write-off of intangible assets associated with a non-strategic relationship.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Credit Card average loans were $124.7 billion, down 3% from prior year and flat compared with the prior quarter.

▪	#1 credit card issuer in the U.S. based on outstandings[2]; #1 Global Visa issuer based on consumer and business credit card sales volume.[2]

▪
Credit Card sales volume[2] was $101.6 billion, up 9% compared with the prior year and 5% compared with the prior quarter; Card Services general purpose credit card sales volume growth has outperformed the industry since the first quarter of 2008.[2]

▪	Card Services net revenue as a percentage of average loans was 12.82%, compared with 12.26% in the prior year and 12.46% in the prior quarter.

▪
Merchant processing volume was $178.6 billion, up 17% from the prior year and 9% from the prior quarter; total transactions processed were 8.2 billion, up 21% from the prior year and 11% from the prior quarter.

▪	Average auto loans were $49.3 billion, up 5% from the prior year and 2% from the prior quarter.

▪	Auto originations were $5.5 billion, up 12% from the prior year and down 13% from the prior quarter.

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CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				3Q12		4Q11
($ millions)	4Q12	3Q12	4Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,642	$8,360	$6,320	$(718)	(9)%	$1,322	21%
Provision for Credit Losses	(445)	(60)	291	(385)	NM	(736)	NM
Noninterest Expense	4,996	5,350	4,532	(354)	(7)	464	10
Net Income	$2,005	$1,992	$976	$13	1%	$1,029	105%

Discussion of Results:
Net income was $2.0 billion, up significantly from the prior year. These results reflected higher net revenue and a benefit from the provision for credit losses, partially offset by higher noninterest expense. Net revenue was $7.6 billion, compared with $6.3 billion in the prior year. Net revenue included a $567 million loss from debit valuation adjustments (“DVA”) on certain structured and derivative liabilities resulting from the tightening of the Firm's credit spreads; the prior year included the same size loss from DVA of $567 million. Excluding the impact of DVA, net income was $2.4 billion1, up $1.0 billion, or 77%, from the prior year, and net revenue was $8.2 billion1, up $1.3 billion, or 19%, from the prior year.

Banking revenue was $3.2 billion, compared with $2.4 billion in the prior year. Investment banking fees were $1.7 billion (up 54%), which consisted of record debt underwriting fees of $990 million (up 79%), equity underwriting fees of $265 million (up 57%), and advisory fees of $465 million (up 17%). Treasury Services revenue was $1.1 billion, up 1% from the prior year. Lending revenue was $382 million, compared with $279 million in the prior year, driven by higher fees and net interest income, as well as lower mark-to-market losses from hedges of retained loans.

Markets & Investor Services revenue was $4.5 billion, up 16% from the prior year. Fixed Income and Equity Markets combined revenue was $4.1 billion, up 19% from the prior year, driven by solid client revenue and improved performance in credit-related products. The portion of the synthetic credit portfolio transferred from the Chief Investment Office in Corporate to the CIB on July 2, 2012 experienced a modest loss during the current quarter, which was included in Fixed Income Markets revenue. Securities Services revenue was $995 million, up 2% from the prior year. Credit Adjustments & Other was a net loss of $586 million, compared with a loss of $532 million in the prior year; both periods were driven predominantly by the impact of DVA.

The provision for credit losses was a benefit of $445 million, compared with a provision for credit losses in the prior year of $291 million. The current-period benefit was primarily driven by recoveries and a reduction in the allowance for credit losses, both related to certain restructured nonperforming loans. The ratio of the allowance for loan losses to end-of-period loans retained was 1.19%, compared with 1.35% in the prior year. Excluding the impact of the consolidation of Firm-administered multi-seller conduits and trade finance loans, the ratio of the allowance for loan losses to end-of-period loans retained was 2.52%1, compared with 3.06%1 in the prior year.

Noninterest expense was $5.0 billion, up 10% from the prior year, driven by higher compensation expense on stronger revenue performance. The compensation ratio for the current quarter was 27%, excluding the impact of DVA1.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

▪	Ranked #1 in Global Investment Banking Fees for the year ended December 31, 2012.

▪
Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; #2 in Global Announced M&A; and #4 in Global Equity and Equity-related, based on volume, for the year ended December 31, 2012.

▪	Average client deposits and other third-party liabilities were $366.5 billion, up 1% from the prior year.

▪	Assets under custody were a record $18.8 trillion, up 12% from the prior year.

▪	International revenue was $3.5 billion, up 10% from the prior year, representing 46% of total revenue (47%[1] of total revenue excluding DVA).

▪	Return on equity was 17% on $47.5 billion of average allocated capital (20%[1] excluding DVA).

▪	End-of-period total loans were $115.3 billion, up 1% from the prior year and 3% from the prior quarter. Nonaccrual loans were $617 million, down 49% from the prior year and 23% from the prior quarter.

▪	End-of-period trade finance loans were $35.8 billion, down 2% from the prior year.
COMMERCIAL BANKING (CB)

Results for CB				3Q12		4Q11
($ millions)	4Q12	3Q12	4Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,745	$1,732	$1,687	$13	1%	$58	3%
Provision for Credit Losses	(3)	(16)	40	13	81	(43)	NM
Noninterest Expense	599	601	579	(2)	-	20	3
Net Income	$692	$690	$643	$2	-	$49	8%
Discussion of Results:
Net income was $692 million, an increase of $49 million, or 8%, from the prior year. The improvement was driven by an increase in net revenue and lower provision for credit losses, partially offset by higher noninterest expense.

Net revenue was a record $1.7 billion, an increase of $58 million, or 3%, from the prior year. Net interest income was $1.2 billion, an increase of $51 million, or 5%, driven by growth in loan balances, partially offset by spread compression on loan products. Noninterest revenue was $578 million, up $7 million, or 1%, compared with the prior year.

Revenue from Middle Market Banking was $838 million, an increase of $28 million, or 3%, from the prior year. Revenue from Commercial Term Lending was $312 million, an increase of $13 million, or 4%, compared with the prior year. Revenue from Corporate Client Banking was $406 million, an increase of $80 million, or 25%, from the prior year. Revenue from Real Estate Banking was $113 million, a decrease of $2 million, or 2%, from the prior year.

The provision for credit losses was a benefit of $3 million compared with a $40 million expense in the prior year. Net charge-offs were $50 million in the current quarter (0.16% net charge-off rate), compared with net charge-offs of $99 million (0.36% net charge-off rate) in the prior year and net recoveries of $18 million (0.06% net recovery rate) in the prior quarter. The allowance for loan losses to period-end loans retained was 2.06%, down from 2.34% in the prior year and 2.15% in the prior quarter. Nonaccrual loans were $673 million,

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down by $380 million, or 36%, from the prior year due to repayments and loan sales, and down by $203 million, or 23%, from the prior quarter due to repayments and charge-offs.

Noninterest expense was $599 million, an increase of $20 million, or 3%, from the prior year, reflecting higher headcount-related2 expense.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 29% on $9.5 billion of average allocated capital.

▪	Overhead ratio was 34%, unchanged from the prior year.

▪	Gross investment banking revenue (which is shared with the Corporate & Investment Bank) was $443 million, up $93 million, or 27%, from the prior year and up $12 million, or 3%, from the prior quarter.

▪	Record average loan balances were $126.0 billion, up $16.1 billion, or 15%, from the prior year and $3.9 billion, or 3%, from the prior quarter.

▪	Record end-of-period loan balances were $128.2 billion, up $16.2 billion, or 14%, from the prior year and up $4.5 billion, or 4%, from the prior quarter.

▪	Average client deposits and other third-party liabilities were $199.3 billion, flat compared with the prior year and up $8.4 billion, or 4%, from the prior quarter.
ASSET MANAGEMENT (AM)

Results for AM				3Q12		4Q11
($ millions)	4Q12	3Q12	4Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,753	$2,459	$2,284	$294	12%	$469	21%
Provision for Credit Losses	19	14	24	5	36	(5)	(21)
Noninterest Expense	1,943	1,731	1,752	212	12	191	11
Net Income	$483	$443	$302	$40	9%	$181	60%

Discussion of Results:
Net income was $483 million, an increase of $181 million, or 60%, from the prior year. These results reflected higher net revenue, partially offset by higher noninterest expense.

Net revenue was a record $2.8 billion, an increase of $469 million, or 21%, from the prior year. Noninterest revenue was $2.2 billion, up $363 million, or 20%, from the prior year due to higher performance fees, the effect of higher market levels and net client inflows. Net interest income was $552 million, up by $106 million, or 24%, due to higher loan and deposit balances.

Revenue from Private Banking was $1.4 billion, up 19% from the prior year. Revenue from Institutional was $729 million, up 31%. Revenue from Retail was $583 million, up 13%.

Assets under supervision were $2.1 trillion, an increase of $174 billion, or 9%, from the prior year. Assets under management were $1.4 trillion, an increase of $90 billion, or 7%, due to the effect of higher market levels and net inflows to long-term products, partially offset by net outflows from liquidity products. Custody, brokerage, administration and deposit balances were $669 billion, up $84 billion, or 14%, due to the effect of higher market levels and custody and brokerage inflows.

The provision for credit losses was $19 million, compared with $24 million in the prior year.

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Noninterest expense was $1.9 billion, an increase of $191 million, or 11%, from the prior year, due to higher performance-based compensation and higher headcount-related2 expense.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Pretax margin[2] was 29%, up from 22% in the prior year.

▪	Return on equity was 27% on $7.0 billion of average allocated capital.

▪
For the 12 months ended December 31, 2012, assets under management reflected net inflows of $17 billion, driven by net inflows of $60 billion to long-term products and net outflows of $43 billion from liquidity products. For the quarter, net inflows were $32 billion reflecting net inflows of $24 billion to liquidity products and net inflows of $8 billion to long-term products.

▪	Net long-term client flows were positive for the fifteenth consecutive quarter.

▪	Assets under management ranked in the top two quartiles for investment performance were 76% over 5 years, 74% over 3 years and 67% over 1 year.

▪	Customer assets in 4 and 5 Star-rated funds were 47% of all rated mutual fund assets.

▪	Record assets under supervision were $2.1 trillion, up 9% from the prior year and 3% from the prior quarter.

▪	Record average loans were $76.5 billion, up 40% from the prior year and 7% from the prior quarter.

▪	Record end-of-period loans were $80.2 billion, up 39% from the prior year and 7% from the prior quarter.

▪	Record average deposits were $133.7 billion, up 10% from the prior year and 5% from the prior quarter.
CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				3Q12		4Q11
($ millions)	4Q12	3Q12	4Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$(140)	$574	$698	$(714)	NM	$(838)	NM
Provision for Credit Losses	(6)	(11)	(10)	5	45%	4	40%
Noninterest Expense	543	735	914	(192)	(26)	(371)	(41)
Net Income/(Loss)	$498	$217	$233	$281	129%	$265	114%

Discussion of Results:
Net income was $498 million, compared with $233 million in the prior year.

Private Equity reported net income of $50 million, compared with a net loss of $89 million in the prior year. Net revenue was $72 million, compared with a loss of $113 million in the prior year, primarily due to lower net valuation losses on both private and public investments and higher gains from sales.

Treasury and CIO reported a net loss of $157 million, compared with net income of $417 million in the prior year. Net revenue was a loss of $110 million, compared with net revenue of $845 million in the prior year. Net revenue included net securities gains of $103 million from sales of available-for-sale investment securities during the current quarter and principal transactions revenue of $99 million. Net interest income was a loss of $388 million due to low interest rates and limited reinvestment opportunities.

JPMorgan Chase & Co.
News Release

Other Corporate reported net income of $605 million, compared with a net loss of $95 million in the prior year. The current quarter included an after-tax benefit of $620 million for tax adjustments, which was partially offset by a pretax expense of $184 million for additional litigation reserves. The prior year included pretax expense of $527 million for additional litigation reserves.
JPMORGAN CHASE (JPM)(*)

Results for JPM				3Q12		4Q11
($ millions)	4Q12	3Q12	4Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$24,378	$25,863	$22,198	$(1,485)	(6)%	$2,180	10%
Provision for Credit Losses	656	1,789	2,184	(1,133)	(63)	(1,528)	(70)
Noninterest Expense	16,047	15,371	14,540	676	4	1,507	10
Net Income	$5,692	$5,708	$3,728	$(16)	-	1,964	53%
(*) Presented on a managed basis. See notes on page 14 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $23,653 million, $25,146 million, and $21,471 million for the fourth quarter of 2012, third quarter of 2012, and fourth quarter of 2011, respectively.

Discussion of Results:
Net income was $5.7 billion, up $2.0 billion, or 53%, from the prior year. The increase in earnings was driven by higher net revenue and lower provision for credit losses, partially offset by higher noninterest expense.

Net revenue was $24.4 billion, up $2.2 billion, or 10%, compared with the prior year. Noninterest revenue was $13.1 billion, up $3.2 billion, or 32%, from the prior year, due to higher mortgage fees and related income, higher investment banking fees and higher principal transactions revenue. The current-quarter revenue includes a $567 million loss from DVA on certain structured and derivative liabilities resulting from the tightening of the Firm's credit spreads. Net interest income was $11.3 billion, down $989 million, or 8%, compared with the prior year, reflecting the impact of low interest rates, as well as runoff of higher-yielding loans, faster mortgage-backed securities repayments and limited reinvestment opportunities, partially offset by lower deposit costs.

The provision for credit losses was $656 million, down $1.5 billion, or 70%, from the prior year. The total consumer provision for credit losses was $1.1 billion, down $745 million from the prior year. The decrease in the consumer provision reflected a $700 million reduction of the allowance for loan losses related to the mortgage portfolio due to improved delinquency trends and lower estimated losses, primarily in the home equity portfolio. Consumer net charge-offs were $1.8 billion, compared with $2.6 billion in the prior year, resulting in net charge-off rates1 of 1.99% and 2.74%, respectively. The decrease in consumer net charge-offs was primarily due to improved delinquency trends. The wholesale provision for credit losses was a benefit of $430 million, primarily driven by recoveries and a reduction in the allowance for credit losses, both related to certain restructured nonperforming loans, compared with an expense of $353 million in the prior year. Wholesale net recoveries were $158 million, compared with net charge-offs of $346 million in the prior year, resulting in a net recovery rate of 0.21% and a net charge-off rate of 0.52%, respectively. The Firm's allowance for loan losses to end-of-period loans retained1 was 2.43%, compared with 3.35% in the prior year.

The Firm's nonperforming assets totaled $11.7 billion at December 31, 2012, down from the prior-quarter level of $12.5 billion and up compared with the prior-year level of $11.3 billion. Before the impact of the reporting changes noted below, nonperforming assets would have been $8.7 billion at December 31, 2012, down from $9.5 billion in the prior quarter and $11.3 billion in the prior year. The current quarter and the prior quarter included the effect of regulatory guidance implemented in the third and first quarters of 2012 as a result of which the Firm began reporting Chapter 7 loans and performing junior liens that are subordinate

JPMorgan Chase & Co.
News Release

to senior liens that are 90 days or more past due as nonaccrual loans. Such Chapter 7 loans and performing junior liens totaled $3.0 billion in the current quarter and $3.0 billion in the prior quarter.

Noninterest expense was $16.0 billion, up $1.5 billion, or 10%, compared with the prior year. The current quarter reflected $900 million pretax expense for mortgage-related matters, of which approximately $700 million was related to the Independent Foreclosure Review settlement. The current quarter also included an after-tax benefit of $620 million for tax adjustments.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Basel I Tier 1 common ratio[1] was 11.0% at December 31, 2012, compared with 10.4% at September 30, 2012, and 10.1% at December 31, 2011.

▪	Headcount was 258,965, a decrease of 1,192, compared with the prior year.

JPMorgan Chase & Co.
News Release

1.	Notes on non-GAAP financial measures:

a.
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

b.
The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the PCI portfolio totaled $5.7 billion at December 31, 2012, September 30, 2012, and December 31, 2011. In Corporate & Investment Bank, the ratio for the allowance for loan losses to end-of-period loans is calculated excluding the impact of trade finance loans and consolidated Firm-administered multi-seller conduits, to provide a more meaningful assessment of the CIB's allowance coverage.

c.
Tangible common equity (“TCE”) represents common stockholders' equity (i.e., total stockholders' equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. Return on tangible common equity measures the Firm's earnings as a percentage of TCE. In management's view, these measures are meaningful to the Firm, as well as analysts and investors, in assessing the Firm's use of equity and in facilitating comparisons with peers.

d.
The Basel I Tier 1 common ratio is Tier 1 common capital divided by Basel I risk-weighted assets. Tier 1 common capital is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries, and trust preferred capital debt securities. Tier 1 common capital, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm's capital with the capital of other financial services companies. The Firm uses Tier 1 common capital along with other capital measures to assess and monitor its capital position. On December 16, 2010, the Basel Committee issued its final version of the Basel Capital Accord, commonly referred to as “Basel III.” In June 2012, the U.S. federal banking agencies published final rules on Basel 2.5 that went into effect on January 1, 2013 and result in additional capital requirements for trading positions and securitizations. Also, in June 2012, the U.S. federal banking agencies published for comment a Notice of Proposed Rulemaking (the “NPR”) for implementing Basel III, in the United States. The Firm's estimate of its Tier 1 common ratio under Basel III is a non-GAAP financial measure and reflects the Firm's current understanding of the Basel III rules and the application of such rules to its businesses as currently conducted based on information currently published by the Basel Committee and U.S. federal banking agencies, and therefore excludes the impact of any changes the Firm may make in the future to its businesses as a result of implementing the Basel III rules. The Firm's estimates of its Basel III Tier 1 common ratio will evolve over time as the Firm's businesses change, and as a result of further rule-making on Basel III implementation from U.S. federal banking agencies. Management considers this estimate as a key measure to assess the Firm's capital position in conjunction with its capital ratios under Basel I requirements, in order to enable management, investors and analysts to compare the Firm's capital under the Basel III capital standards with similar estimates provided by other financial services companies.

e.
In Consumer & Community Banking, supplemental information is provided for Card Services to provide more meaningful measures that enable comparability with prior periods. The net charge-off and 30+ day delinquency rates presented include loans held-for-sale.

f.
In the Corporate & Investment Bank, the following metrics are provided excluding the impact of debit valuation adjustments (“DVA”): net revenue, net income, compensation ratio, and return on equity. These measures are used by management, investors and analysts to assess the underlying performance of the business.

JPMorgan Chase & Co.
News Release

2.	Additional notes on financial measures:

a.	Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b.
Asset Management pretax margin represents income before income tax expense divided by total net revenue, which is, in management's view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of AM against the performance of their respective peers.

c.
Credit card sales volume is presented excluding Commercial Card. Rankings and comparison of general purpose credit card sales volume are based on disclosures by peers and internal estimates. Rankings are as of the third quarter of 2012.

d.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Corporate & Investment Bank and Commercial Banking.

e.	Mortgage Banking credit costs are included in the functional results of Real Estate Portfolios and in production expense for Mortgage Production.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 9:00 a.m. (Eastern Time) to present fourth-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available at the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on January 16, 2013 through midnight, January 30, 2013 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 69209585. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.'s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.'s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.'s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2012, and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.'s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission's website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						FULL YEAR
					4Q12 Change					2012 Change
SELECTED INCOME STATEMENT DATA	4Q12		3Q12	4Q11	3Q12	4Q11	2012		2011	2011
Reported Basis
Total net revenue	$23,653		$25,146	$21,471	(6)%	10%	$97,031		$97,234	-%
Total noninterest expense	16,047		15,371	14,540	4	10	64,729		62,911	3
Pre-provision profit	7,606		9,775	6,931	(22)	10	32,302		34,323	(6)
Provision for credit losses	656		1,789	2,184	(63)	(70)	3,385		7,574	(55)
NET INCOME	5,692		5,708	3,728	-	53	21,284		18,976	12

Managed Basis (a)
Total net revenue	24,378		25,863	22,198	(6)	10	99,890		99,767	-
Total noninterest expense	16,047		15,371	14,540	4	10	64,729		62,911	3
Pre-provision profit	8,331		10,492	7,658	(21)	9	35,161		36,856	(5)
Provision for credit losses	656		1,789	2,184	(63)	(70)	3,385		7,574	(55)
NET INCOME	5,692		5,708	3,728	-	53	21,284		18,976	12

PER COMMON SHARE DATA
Basic earnings	1.40		1.41	0.90	(1)	56	5.22		4.50	16
Diluted earnings	1.39		1.40	0.90	(1)	54	5.20		4.48	16

Cash dividends declared	0.30		0.30	0.25	-	20	1.20		1.00	20
Book value	51.27		50.17	46.59	2	10	51.27		46.59	10
Tangible book value (b)	38.75		37.53	33.69	3	15	38.75		33.69	15

Closing share price (c)	43.97		40.48	33.25	9	32	43.97		33.25	32
Market capitalization	167,260		153,806	125,442	9	33	167,260		125,442	33

COMMON SHARES OUTSTANDING
Average: Basic	3,806.7		3,803.3	3,801.9	-	-	3,809.4		3,900.4	(2)
Diluted	3,820.9		3,813.9	3,811.7	-	-	3,822.2		3,920.3	(3)
Common shares at period-end	3,804.0		3,799.6	3,772.7	-	1	3,804.0		3,772.7	1

FINANCIAL RATIOS (d)
Return on common equity ("ROE")	11%		12%	8%			11%		11%
Return on tangible common equity ("ROTCE") (b)	15		16	11			15		15
Return on assets ("ROA")	0.98		1.01	0.65			0.94		0.86
Return on risk-weighted assets (e)	1.76	(g)	1.74	1.21			1.65	(g)	1.58

CAPITAL RATIOS (based on Basel I)
Tier 1 capital ratio	12.6	(g)	11.9	12.3			12.6	(g)	12.3
Total capital ratio	15.3	(g)	14.7	15.4			15.3	(g)	15.4
Tier 1 common capital ratio (f)	11.0	(g)	10.4	10.1			11.0	(g)	10.1

SELECTED BALANCE SHEET DATA (period-end)
Total assets	$2,359,141		$2,321,284	$2,265,792	2	4	$2,359,141		$2,265,792	4
Consumer, excluding credit card loans	292,620		295,079	308,427	(1)	(5)	292,620		308,427	(5)
Credit card loans	127,993		124,537	132,277	3	(3)	127,993		132,277	(3)
Wholesale loans	313,183		302,331	283,016	4	11	313,183		283,016	11
Total Loans	733,796		721,947	723,720	2	1	733,796		723,720	1
Deposits	1,193,593		1,139,611	1,127,806	5	6	1,193,593		1,127,806	6
Common stockholders' equity	195,011		190,635	175,773	2	11	195,011		175,773	11
Total stockholders' equity	204,069		199,693	183,573	2	11	204,069		183,573	11

Deposits-to-loans ratio	163%		158%	156%			163%		156%

Headcount	258,965		259,547	260,157	-	-	258,965		260,157	-

LINE OF BUSINESS NET INCOME/(LOSS)
Consumer & Community Banking	$2,014		$2,366	$1,574	(15)	28	$10,611		$6,202	71
Corporate & Investment Bank	2,005		1,992	976	1	105	8,406		7,993	5
Commercial Banking	692		690	643	-	8	2,646		2,367	12
Asset Management	483		443	302	9	60	1,703		1,592	7
Corporate/Private Equity	498		217	233	129	114	(2,082)		822	NM
NET INCOME	$5,692		$5,708	$3,728	-	53	$21,284		$18,976	12

(a) For further discussion of managed basis, see Note (a) on page 14.
(b) Tangible book value per share and ROTCE are non-GAAP financial measures. Tangible book value per share represents the Firm's tangible common equity divided by period-end common shares. ROTCE measures the Firm's annualized earnings as a percentage of tangible common equity. For further discussion, see page 42 of the Earnings Release Financial Supplement.
(c) Share prices shown for JPMorgan Chase's common stock are from the New York Stock Exchange. JPMorgan Chase's common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.
(d) Ratios are based upon annualized amounts.
(e) Return on Basel I risk-weighted assets is the annualized earnings of the Firm divided by its average risk-weighted assets.
(f) Basel I Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common capital (“Tier 1 common”) divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of the Tier 1 common capital ratio, see page 42 of the Earnings Release Financial Supplement.
(g) Estimated.